Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS INCREASE IN THIRD QUARTER NET INCOME

QUAKERTOWN, PA (October 23, 2013) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2013 of $2,128,000, or $0.65 per share on a diluted basis. This compares favorably to net income of $2,074,000, or $0.64 per share on a diluted basis, for the same period in 2012.

For the nine month period ended September 30, 2013, QNB reported net income of $6,430,000, or $1.98 per share on a diluted basis. This compares to $7,050,000, or $2.20 per share on a diluted basis, reported for the nine month period ended September 30, 2012.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.90% and 10.91%, respectively, for the quarter ended September 30, 2013 compared with 0.90% and 11.59%, respectively, for the quarter ended September 30, 2012. For the nine month periods the annualized rate of return on average assets and average shareholders’ equity was 0.94% and 11.31%, respectively, for the period ended September 30, 2013 compared with 1.06% and 13.58%, respectively, for the period ended September 30, 2012.

The increase in net income when comparing the quarterly results reflects a lower provision for loan losses, resulting from continued improvement in non-performing loans. In addition, several categories of non-interest income experienced increases including revenue from QNB Financial Services, the wealth management and retail brokerage area of the Bank, gains on the sale of equity securities and fees on deposit accounts. These positive factors offset the decrease in net interest income and the net interest margin resulting from continued downward pressure on yields on earning assets. A spike in mortgage interest rates at the end of the second quarter and into the third quarter of 2013 resulted in a sharp decline in gains recognized on the sale of residential mortgages when comparing the two quarters.

Total assets as of September 30, 2013 were $939,115,000, compared with $910,829,000 at June 30, 2013 and $919,874,000 at December 31, 2012. Total loans at September 30, 2013 were $487,537,000, compared with $489,215,000 at June 30, 2013 and $477,733,000 at December 31, 2012, and total deposits at September 30, 2013 were $827,952,000, compared with $795,913,000 at June 30, 2013 and $801,638,000 at December 31, 2012.

“Our financial performance for the quarter ended September 30, 2013 reflects the impact of continued low interest rates, which have pressured net interest margins,” stated David W. Freeman, Chief Executive Officer. “Our third quarter results for 2013 versus 2012 demonstrate the progress we are making in overcoming this interest rate environment. We are pleased with the success of our strategies to attract new customers in the markets we serve and expand our relationships with existing customers, which has resulted in deposit growth and a significant increase in non-interest income. We will be introducing mobile deposit capture next quarter, which will allow our customers to deposit checks by capturing the image on their smart phone.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2013 totaled $6,452,000, a decrease of $271,000, or 4.0%, over the same period in 2012. However, net interest income increased by $116,000, or 1.8%, compared with the second quarter of 2013. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from both the prolonged low interest rate environment and the extremely competitive interest rate environment for loans. In addition, the change in the mix of earning assets with investment securities representing a larger proportion of earning assets has also impacted the average yield on earning assets and the net interest margin. The net interest margin for the third quarter of 2013 was 3.04% compared to 3.26% for the third quarter of 2012 and 3.12% for the second quarter of 2013. The average rate earned on earning assets declined 39 basis points from 3.96% for the third quarter of 2012 to 3.57% for the third quarter of 2013. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities declined from 5.09% and 2.74%, respectively, for the third quarter of 2012 to 4.66% and 2.45%, respectively, for the third quarter of 2013, a decline of 43 basis points and 29 basis points, respectively. In comparison, the cost of interest-bearing liabilities declined 18 basis points from 0.80% to 0.62% over the same time periods. The interest rate paid on interest-bearing deposits declined by 18 basis points to 0.60% for the third quarter of 2013 compared to the third quarter of 2012.

Helping to partially offset the impact of lower net interest margin was growth in earning assets. Average earning assets for the third quarter of 2013 were $906,872,000, an increase of $22,009,000, or 2.5%, compared with the same period in 2012 and an increase of $29,023,000, or 3.3%, from the second quarter of 2013. Average investment securities for the third quarter of 2013 were $395,471,000, an increase of $16,073,000, or 4.2%, from the third quarter of 2012 and an increase of $10,092,000, or 2.6%, from the second quarter of 2013. In comparison, average loans for the third quarter of 2013 were $488,186,000, an increase of $4,755,000, or 1.0%, from the third quarter of 2012 and an increase of $5,323,000, or 1.1%, from the second quarter of 2013.

Partially funding the growth in earning assets was an increase in deposits. Average deposits for the third quarter of 2013 were $825,552,000, an increase of $14,372,000, or 1.8%, from the corresponding quarter in 2012 and an increase of $27,891,000, or 3.5%, from the second quarter of 2013. QNB has developed significant relationships with many of the school districts and municipalities in the communities it serves. During the third quarter of each year these entities deposit tax receipts resulting in seasonal growth in QNB’s deposit balances. Average interest-bearing municipal demand accounts increased $33,961,000, or 36.9%, to $125,986,000 for the third quarter of 2013 compared to the same period in 2012 and increased $43,835,000, or 53.4%, when compared to the second quarter of 2013. Also contributing to the growth in average deposits when comparing the third quarters of 2013 and 2012 was a $19,024,000, or 11.5%, increase in demand deposit accounts, both interest-bearing and non-interest bearing.  The Bank continues to successfully open new business and consumer checking accounts which not only impacts balances but also provides an opportunity for fee income. Average savings accounts also increased $9,684,000, or 5.0%, to $204,914,000 when comparing the two quarters. Offsetting a portion of the growth in municipal deposits, demand deposits and savings deposits was a decline in average time deposits of $35,060,000, or 12.4%, and average money market balances of $13,237,000, or 17.4%, comparing the third quarter 2013 with the same period in 2012. Customers are still seeking the liquidity of a non-maturity account especially in light of the slight rate differential between these deposits and time deposits.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

QNB recorded a provision for loan losses of $150,000 in the third quarter of 2013 compared to $100,000 in the second quarter of 2013 and $300,000 in the third quarter of 2012. For the nine month periods ended September 30, 2013 and 2012 the provision for loan losses was $250,000 and $600,000, respectively. Net loan charge-offs were $586,000 for the third quarter of 2013, or 0.48% annualized of total average loans, compared with net charge-offs of $20,000 for the second quarter of 2013, or 0.02% annualized of total average loans, and net loan charge-offs of $50,000 for the third quarter of 2012, or 0.04% annualized of total average loans. For the nine-month periods ended September 30, 2013 and 2012 net loan charge-offs were $1,027,000, or 0.29% annualized, and $124,000, or 0.03% annualized, respectively. The majority of charge-offs recorded during 2013 had specific reserves established during the allowance for loan loss calculation process prior to the ultimate decision to charge-off the loan.

QNB's allowance for loan losses of $8,995,000 represents 1.85% of total loans at September 30, 2013 compared to an allowance for loan losses of $9,772,000, or 2.05% of total loans, at December 31, 2012 and $9,717,000, or 2.03% of total loans, at September 30, 2012.

Asset quality has experienced modest improvement over the past year with the reduction in the level of non-accrual loans being somewhat offset by an increase in restructured loans. Total non-performing assets were $23,389,000 at September 30, 2013 compared with $24,273,000 at December 31, 2012 and $24,359,000 at September 30, 2012. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and troubled debt restructured loans were $19,575,000, or 4.01% of total loans, at September 30, 2013 compared with $21,150,000, or 4.41% of total loans, at December 31, 2012 and $21,211,000, or 4.44% of total loans, at September 30, 2012. Loans on non-accrual status were $15,329,000 at September 30, 2013 compared with $18,572,000 at December 31, 2012 and $18,582,000 at September 30, 2012. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at September 30, 2013, $9,736,000 or 64% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter. Loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At September 30, 2013 substandard or doubtful loans totaled $40,215,000, a reduction of $8,060,000, or 16.7%, from the $48,275,000 reported as of September 30, 2012.

QNB had other real estate owned and other repossessed assets of $1,645,000 as of September 30, 2013 compared with $1,161,000 at December 31, 2012 and $1,187,000 at September 30, 2012. Non-accrual pooled trust preferred securities are carried at fair value which was $2,169,000, $1,962,000, and $1,961,000 at September 30, 2013, December 31, 2012 and September 30, 2012, respectively. The increase in the balance of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,553,000 for the third quarter of 2013, an increase of $428,000, or 38.0%, compared with the same period in 2012. Net gains on investment securities account for $340,000 of the total increase in non-interest income compared to the third quarter of 2012. QNB recorded $303,000 of net gains on the sale of equity securities during the third quarter of 2013. This compares to net losses of $37,000 recognized in the third quarter of 2012. Fees for services to customers increased $41,000, or 10.4%, when comparing the three month-periods. The primary contributor to the increase in fees for services to customers was overdraft charges, net of waived fees. Gain on sale of loans for the third quarter of 2013 decreased $150,000, or 80.6%, when compared to the same 2012 quarter. This decline was primarily a result of a spike in mortgage interest rates at the end of the second quarter and into the third quarter which resulted in less favorable pricing for loans due to the interest rate environment at the time of sale compared to when the rates were locked by the customer.

Positively impacting other non-interest income was higher mutual fund and annuity income and mortgage servicing income. During the fourth quarter of 2012, QNB changed vendors and now provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor. There has been a significant increase in revenue as a result of the change, contributing an additional $155,000 when comparing the two quarters. Mortgage servicing fees were $44,000 higher quarter-over-quarter primarily related to the change in fair value of mortgage servicing rights as calculated by an independent third-party. During the third quarter of 2013 the Bank recognized income related to the reversal of $10,000 of the previously established valuation allowance, while during the third quarter of 2012 the Bank recorded $22,000 of expense to increase the valuation allowance. Negatively impacting other non-interest income for the quarter was a loss of $65,000 on the sale of a property held in other real estate owned, which was $26,000 more than the loss recognized in the third quarter of 2012.

Non-Interest Expense

Total non-interest expense was $5,123,000 for the third quarter of 2013, an increase of $189,000, or 3.8% compared to $4,934,000 for the third quarter of 2012. Salaries and benefits expense increased $82,000, or 3.1%, when comparing the two quarters. The third quarter of 2012 included an accrual for incentive compensation of $135,000. There was no accrual for incentive compensation during the third quarter of 2013. Contributing to the increase in salary and benefit expense was the addition of eleven full-time equivalent employees. The increase in employees was primarily related to the opening of two new branch locations in the first quarter of 2013 as well as two additional employees related to QNB Financial Services. The remainder of the increase in salary and benefits expense for the quarter relates primarily to higher medical and dental benefit premiums and claims as well as retirement plan expenses.

Also contributing to the increase in non-interest expense was a $58,000 increase in charitable donations. QNB contributes to many not-for-profit organizations and clubs and sponsors many local events in the communities it serves. The increase in expense during the third quarter of 2013 was mainly attributable to two multi-year commitments. Marketing expenses related to advertising, public relations, research and sales promotion were $38,000 higher for the three-month period ended September 30, 2013 than the same period in 2012.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnb.com	bkrevolin@qnb.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Assets	$939,115	$910,829	$918,780	$919,874	$934,110
Investment securities (AFS & HTM)	407,394	380,510	398,447	401,648	425,361
Loans receivable	487,537	489,215	477,402	477,733	477,987
Allowance for loan losses	(8,995)	(9,431)	(9,351)	(9,772)	(9,717)
Net loans	478,542	479,784	468,051	467,961	468,270
Deposits	827,952	795,913	799,814	801,638	817,198
Demand, non-interest bearing	75,123	74,682	72,140	73,685	67,485
Interest-bearing demand, money market and savings	508,770	468,058	461,772	458,719	471,080
Time	244,059	253,173	265,902	269,234	278,633
Short-term borrowings	28,058	32,851	28,873	32,488	31,925
Long-term debt	5,000	5,282	5,285	5,287	5,290
Shareholders' equity	75,743	74,236	78,450	77,623	77,128

Asset Quality Data (Period End)
Non-accrual loans	$15,329	$17,301	$17,465	$18,572	$18,582
Loans past due 90 days or more and still accruing	-	442	302	-	-
Restructured loans	4,246	4,294	4,346	2,578	2,629
Non-performing loans	19,575	22,037	22,113	21,150	21,211
Other real estate owned and repossessed assets	1,645	1,063	1,153	1,161	1,187
Non-accrual pooled trust preferred securities	2,169	2,091	1,999	1,962	1,961
Non-performing assets	$23,389	$25,191	$25,265	$24,273	$24,359

Allowance for loan losses	$8,995	$9,431	$9,351	$9,772	$9,717

Non-performing loans / Loans excluding held-for-sale	4.01%	4.50%	4.63%	4.41%	4.44%
Non-performing assets / Assets	2.49%	2.77%	2.75%	2.64%	2.61%
Allowance for loan losses / Loans excluding held-for-sale	1.85%	1.93%	1.96%	2.05%	2.03%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the nine months ended,
For the period:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12	9/30/13	9/30/12

Interest income	$7,678	$7,624	$7,676	$8,015	$8,276	$22,978	$25,333
Interest expense	1,226	1,288	1,343	1,420	1,553	3,857	5,028
Net interest income	6,452	6,336	6,333	6,595	6,723	19,121	20,305
Provision for loan losses	150	100	-	300	300	250	600
Net interest income after provision for loan losses	6,302	6,236	6,333	6,295	6,423	18,871	19,705
Non-interest income:
Fees for services to customers	435	369	366	398	394	1,170	1,078
ATM and debit card	386	378	352	369	367	1,116	1,098
Net gain (loss) on investment securities available-for-sale	303	93	423	84	(37)	819	493
Net gain on sale of loans	36	98	225	241	186	359	644
Other	393	301	382	300	215	1,076	704
Total non-interest income	1,553	1,239	1,748	1,392	1,125	4,540	4,017
Non-interest expense:
Salaries and employee benefits	2,691	2,673	2,559	2,620	2,609	7,923	7,783
Net occupancy and furniture and equipment	813	832	849	815	794	2,494	2,318
FDIC insurance premiums	180	183	170	180	173	533	515
Other	1,439	1,403	1,362	1,397	1,358	4,204	3,997
Total non-interest expense	5,123	5,091	4,940	5,012	4,934	15,154	14,613
Income before income taxes	2,732	2,384	3,141	2,675	2,614	8,257	9,109
Provision for income taxes	604	490	733	550	540	1,827	2,059
Net income	$2,128	$1,894	$2,408	$2,125	$2,074	$6,430	$7,050

Share and Per Share Data:
Net income - basic	$0.65	$0.58	$0.75	$0.66	$0.65	$1.98	$2.21
Net income - diluted	$0.65	$0.58	$0.74	$0.66	$0.64	$1.98	$2.20
Book value	$23.22	$22.82	$24.19	$24.05	$24.01	$23.22	$24.01
Cash dividends	$0.27	$0.27	$0.27	$0.26	$0.26	$0.81	$0.78
Average common shares outstanding - basic	3,253,939	3,243,867	3,232,109	3,215,009	3,202,104	3,243,385	3,191,226
Average common shares outstanding - diluted	3,266,481	3,255,955	3,242,028	3,228,271	3,215,676	3,254,928	3,204,831

Selected Ratios:
Return on average assets	0.90%	0.83%	1.08%	0.92%	0.90%	0.94%	1.06%
Return on average shareholders' equity	10.91%	9.99%	13.10%	11.63%	11.59%	11.31%	13.58%
Net interest margin (tax equivalent)	3.04%	3.12%	3.17%	3.19%	3.26%	3.11%	3.42%
Efficiency ratio (tax equivalent)	60.29%	63.14%	57.57%	58.83%	58.90%	60.27%	56.41%
Average shareholders' equity to total average assets	8.22%	8.35%	8.23%	7.91%	7.77%	8.27%	7.84%
Net loan charge-offs	$586	$20	$421	$245	$50	$1,027	$124
Net loan charge-offs (annualized) / Average loans excluding held-for-sale loans	0.48%	0.02%	0.36%	0.20%	0.04%	0.29%	0.03%

Balance Sheet (Average)
Assets	$940,924	$910,565	$905,388	$919,040	$916,552	$919,046	$884,903
Investment securities (AFS & HTM)	395,471	385,379	391,853	404,292	379,398	390,914	355,001
Loans receivable	488,186	482,863	471,467	477,428	483,431	480,900	482,027
Deposits	825,552	797,661	794,781	807,265	811,180	806,111	778,570
Shareholders' equity	77,372	76,054	74,527	72,662	71,213	75,994	69,369